Exhibit 99.1

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Second Quarter Report

Quarter ended June 30, 2012

Frisco Square in Frisco, Texas (left), and Chase Park Plaza in St. Louis, Missouri

Second Quarter Overview

As of October 8, 2012

•                  On August 16, the REIT sold the Bowen Road office building in Arlington, Texas, for $25.9 million, resulting in net proceeds to the REIT of $9.2 million. The REIT continues to own, and plans to sell, 41 acres of undeveloped land and all of the mineral rights at this location.

•                  We are under contract to sell the Bent Tree Green office building in Dallas, Texas, for $12.0 million. We expect to complete the sale before year end.

•                  At Frisco Square in Frisco, Texas, the previously announced voluntary Chapter 11 bankruptcy filing has provided us with considerably more flexibility in our operations and our leasing activities. We have begun to see improvements in average office and multifamily rents and operational benefits from our recent changes in property management and leasing across all property types within the development.

•                  As of June 30, 2012, the REIT’s cash and cash equivalents totaled $46.5 million compared with $10.8 million as of March 31, 2012. This reflects a more than ten-fold increase in the REIT’s cash position during a period in which liquidity has been of critical importance. Notes payable have decreased 28% to $189.9 million as of June 30, 2012, from $264.9 million as of March 31, 2012, significantly reducing our exposure to recourse debt.

•                  We are working to refinance the $43.4 million of loans maturing in 2012 on our Central Europe portfolio, of which we are a 47.3% owner. Our $24.5 million loan associated with the Becket House property in London matures on December 31, 2012. We are marketing this property for sale and hope to complete a short sale and fully satisfy the associated loan obligations before year end. Once the above transactions are completed, the REIT’s debt maturities should be quite manageable through May 2014.

•                  Our strategy for creating value for stockholders continues to center on maximizing liquidity for operating needs and reinvestment in existing assets, re-tenanting and repositioning our existing properties, refinancing and extending the maturities of our debt, and selling our assets in an orderly manner as quickly as possible.

Financial Highlights

Some numbers have been rounded for presentation purposes.

(in thousands, except per share data)	3 mos. ended Jun. 30, 2012	3 mos. ended Jun. 30, 2011	6 mos. ended Jun. 30, 2012	6 mos. ended Jun. 30, 2011
FFO	$(12,823)	$(7,932)	$(15,187)	$(9,531)
FFO per share	$(0.23)	$(0.14)	$(0.27)	$(0.17)
Distributions declared	$—	$—	$—	$—
Distributions per share	$—	$—	$—	$—

(in thousands)	As of Jun. 30, 2012	As of Dec. 31, 2011
Total assets	$440,182	$531,179
Total liabilities	$235,369	$301,236

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov or by written request to the REIT at its corporate headquarters. For additional information about Behringer Harvard and its investment programs, please contact us at 866.655.3650.

behringerharvard.com

Reconciliation of FFO to Net Income

(in thousands)	3 mos. ended June 30, 2012	3 mos. ended June 30, 2011	6 mos. ended June 30, 2012	6 mos. ended June 30, 2011
Net loss	$(13,925)	$(47,621)	$(21,804)	$(58,761)
Adjustments for(1):
Impairment charge(2)	698	34,268	1,114	37,897
Real estate depreciation and amortization(3)	4,530	6,602	9,629	13,802
Gain on sale of real estate	(4,126)	(1,181)	(4,126)	(2,469)
FFO(4)	$(12,823)	$(7,932)	$(15,187)	$(9,531)

(1)  Reflects the adjustments for continuing operations, as well as discontinued operations.

(2)  Includes impairment of our investments in unconsolidated entities which resulted from a measurable decrease in the fair value of the depreciable real estate held by the joint venture or partnership.

(3)  Real estate depreciation and amortization includes our consolidated real depreciation and amortization expense, as well as our pro rata share of those unconsolidated investments that we account for under the equity method of accounting and the noncontrolling interest adjustment for the third-party partners’ share of the real estate depreciation and amortization.

(4)  Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income (loss), or as indications of our liquidity, nor are they either indicative of funds available to fund our cash needs, including our ability to fund distributions. FFO should be reviewed in connection with other GAAP measurements. A reconciliation of FFO and FFO-per-share to net income can be found in our second quarter Form 10-Q on file with the SEC.

Date Published 10/12
© 2012 Behringer Harvard	1515-1 OP1 Q2 Report 2012